Exhibit 99

PATRIA INVESTMENTS LIMITED
LONG-TERM INCENTIVE PLAN

Section 1. Purpose. The purpose of the Patria Investments Limited Long-Term Incentive Plan (the “Plan”) is to motivate and reward those employees, directors, officers, consultants, and other eligible individual service providers of Patria Investments Limited, an exempted company incorporated with limited liability with its principal office at 18 Forum Lane, 3rd floor, Camana Bay, PO Box 757, KY1-9006, Grand Cayman, Cayman Islands (the “Company”) and its Affiliates to perform at the highest level and to further the best interests of the Company and its shareholders. Capitalized terms not otherwise defined herein are defined in Section 19.

Section 2. Eligibility.

(a)    Any employee, Non-Employee Director, officer, consultant or other eligible individual service provider of the Company or any Affiliate (or any entity wholly owned by such individual) shall be eligible to be selected to receive an Award under the Plan.

(b)    Holders of equity compensation awards granted by a company or other entity acquired by the Company (or whose business is acquired by the Company) or with which the Company combines are eligible for grants of Replacement Awards under the Plan.

Section 3. Administration.

(a)    The Plan shall be administered by the Committee. The Committee shall be appointed by the Board and shall consist of not less than two (2) directors of the Company. The Board or the Committee may designate one (1) or more directors or officers as a subcommittee (“Appointed Director”) who may act for the Committee for all purposes mentioned in the Plan. The Committee may issue rules and regulations for administration of the Plan. All decisions of the Committee shall be unanimously approved.

(b)    Subject to the Articles, the terms of the Plan and applicable law, the Committee (or its delegate, when applicable) shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Replacement Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other Awards, other property, net settlement (including broker-assisted cashless exercise) or any combination thereof, or canceled, forfeited, compulsorily repurchased by the Company for par value or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited, compulsorily repurchased or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) establish a sub-plan for purposes of administering the Plan or any other reason, including requirements under applicable local law; (viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c)    All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its Affiliates, its shareholders and Participants.

Section 4. Shares Available for Awards.

(a)    Subject to adjustment as provided in Section 4(c), the maximum number of Shares available for issuance under the Plan shall not exceed 5% (five per cent) of the then aggregate issued and outstanding Shares; provided that the Board may adjust the number of Shares available for issuance under the Plan from time to time at its discretion. Shares underlying Replacement Awards and Shares remaining available for grant under a plan of an acquired company or of a company with which the Company combines, appropriately adjusted to reflect the acquisition or combination transaction, shall not reduce the number of Shares remaining available for grant hereunder.

(b)    Any Shares subject to an Award (other than a Replacement Award and any Award granted out of the authorized shares of an acquired plan), that expires, is canceled, is forfeited, is compulsorily repurchased by the Company for par value or otherwise terminates without the delivery of such Shares, including any Shares subject to an Award to the extent that such Award is settled without the issuance of Shares, shall again be, or shall become, available for issuance as authorised but unissued Shares under the Plan. Any Shares surrendered or withheld in payment of any grant, acquisition or exercise price of such Award or taxes related to such Award shall not become available for issuance under the Plan.

(c)    In the event that the Committee determines in its sole discretion that, as a result of any extraordinary dividend or other distribution (other than an ordinary dividend or distribution), recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in a manner as determined by the Committee in its sole discretion, subject to Section 16, adjust equitably so as to ensure no undue enrichment or harm (including by payment of cash), any or all of:

(i)    the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the aggregate and individual limits specified in Section 4(a);

(ii)    the number and type of Shares (or other securities) subject to outstanding Awards; and

(iii)    the grant, acquisition or exercise price with respect to any outstanding Award and other terms and conditions applicable to outstanding Awards or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award;

provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(d)    Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.

Section 5. Options. The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine.

(a)    The exercise price per Share under an Option shall be determined by the Committee; provided, however, that, except in the case of Replacement Awards, such exercise price shall not be less than the Fair Market Value of a Share on the date of grant of such Option.

(b)    The term of each Option shall be fixed by the Committee, but in no event shall it exceed ten (10) years from the date of grant of such Options.

(c)    The Committee shall determine the time or times at which an Option may be exercised in whole or in part.

(d)    The Committee shall determine the methods by which, and the forms in which payment of the exercise price with respect thereto may be made or deemed to have been made, including cash, Shares, other Awards, other property, net settlement (including broker-assisted cashless exercise) or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price.

Section 6. Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine.

(a)    SARs may be granted under the Plan to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”).

(b)    The exercise price per Share under a SAR shall be determined by the Committee; provided, however, that, except in the case of Replacement Awards, such exercise price shall not be less than the Fair Market Value of a Share on the date of grant of such SAR (or if granted in connection with an Option, on the grant date of such Option).

(c)    The term of each SAR shall be fixed by the Committee, but in no event shall it exceed ten (10) years from the date of grant of such SAR.

(d)    The Committee shall determine the time or times at which a SAR may be exercised or settled in whole or in part.

(e)    Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of Shares subject to the SAR multiplied by the excess, if any, of the Fair Market Value of one Share on the exercise date over the exercise price of such SAR. The Company shall pay such excess in cash, in Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee.

Section 7. Restricted Stock and RSUs. The Committee is authorized to grant Awards of Restricted Stock and RSUs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine.

(a)    The applicable Award Document shall specify the vesting schedule and, with respect to RSUs, the delivery schedule (which may include deferred delivery later than the vesting date) and whether the Award of Restricted Stock or RSUs is entitled to dividends or dividend equivalents, voting rights or any other rights.

(b)    Shares of Restricted Stock and RSUs shall be subject to such restrictions as the Committee may impose (including any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend, dividend equivalent or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. Without limiting the generality of the foregoing, if the Award relates to Shares on which dividends are declared during the period that the Award is outstanding, the Award shall not provide for the payment of such dividend (or a dividend equivalent) to the Participant prior to the time at which such Award, or applicable portion thereof, becomes nonforfeitable, unless otherwise provided in the applicable Award Document.

(c)    Any share of Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a share certificate or certificates. In the event that any share certificate is issued in respect of shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall properly indicate the terms, conditions and restrictions applicable to such Restricted Stock.

(d)    The Committee may determine the manner(s) (including cash, Shares, other Awards, other property or any combination thereof) in which payment of the amount owing upon settlement of any RSU Award may be made.

Section 8. Performance Awards. The Committee is authorized to grant Performance Awards to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine.

(a)    Performance Awards may be denominated as a cash amount, a number of Shares or a combination thereof and are Awards which may be earned upon achievement or satisfaction of performance conditions specified by the Committee in its sole discretion. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Subject to the terms of the Plan, the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee. If the Performance Award relates to Shares on which dividends are declared during the Performance Period, unless otherwise determined by the Committee the Performance Award shall not provide for the payment of such dividend (or dividend equivalent) to the Participant prior to the time at which such Performance Award, or the applicable portion thereof, is earned.

(b)    Performance criteria may be measured on an absolute (e.g., plan or budget) or relative basis, and may be established on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries, Affiliates, or business segments. Relative performance may be measured against a group of peer companies, a financial market index or other acceptable objective and quantifiable indices. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the performance objectives unsuitable, the Committee may modify, in its sole discretion, the minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable. Performance objectives may be adjusted for material items not originally contemplated in establishing the performance target for items resulting from discontinued operations, extraordinary gains and losses, the effect of changes in accounting standards or principles, acquisitions or divestitures, changes in tax rules or regulations, capital transactions, restructuring, nonrecurring gains or losses or unusual items. Performance measures may vary from Performance Award to Performance Award, and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 8(b) at its sole discretion and as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements of any applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(c)    Settlement of Performance Awards; Other Terms. Settlement of Performance Awards shall be in cash, Shares, other Awards, other property, net settlement or any combination thereof, as determined in the sole discretion of the Committee. Performance Awards will be settled only after the end of the relevant Performance Period. The Committee may, in its sole discretion, increase or reduce the amount of a settlement otherwise to be made in connection with a Performance Award.

Section 9. Other Share-Based Awards. The Committee is authorized, subject to limitations under the Articles and applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, acquisition rights for Shares, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee. The Committee shall determine the terms and conditions of such Awards.

Section 10. Effect of Termination of Service or a Change in Control on Awards.

(a)    The Committee may provide, by rule or regulation or in any Award Document, or may determine in any individual case, the circumstances in which, and the extent to which, an Award may be exercised, settled, vested, paid, forfeited or compulsorily repurchased by the Company for par value in the event of a Participant’s Termination of Service prior to the vesting, exercise or settlement of such Award or the end of a Performance Period, and the circumstances in which, and the extent to which, any Shares previously delivered to a Participant upon the exercise or settlement of an Award (or cash or other property with equivalent value) may be required to be returned or resold to the Company.

(b)    In the event of a Change in Control and to the extent permitted under applicable law and not inconsistent with the applicable Award Document, the Committee in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such Change in Control, may take any one or more of the following actions whenever the Committee determines that such action is appropriate or desirable for any reason, including in order to facilitate the Change in Control transaction:

(i)    to terminate or cancel any outstanding Award in exchange for a cash payment (and, for the avoidance of doubt, if as of the date of the Change in Control, the Committee determines that no amount would have been realized upon the exercise of the Award or other realization of the Participant’s rights, then the Award may be cancelled by the Company without payment of consideration);

(ii)    to provide for the assumption, substitution, replacement or continuation of any Award by the successor or surviving corporation (or a parent or Affiliate thereof) with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving corporation (or a parent or Affiliate thereof), and to provide for appropriate adjustments with respect to the number and type of securities (or other consideration) of the successor or surviving corporation (or a parent or Affiliate thereof), subject to any replacement awards, the terms and conditions of the replacement awards (including, without limitation, any applicable performance targets or criteria with respect thereto) and the grant, exercise or purchase price per share for the replacement awards;

(iii)    to make any other adjustments in the number and type of securities (or other consideration) subject to outstanding Awards and in the terms and conditions of outstanding Awards (including the grant or exercise price and performance criteria with respect thereto) and Awards that may be granted in the future;

(iv)    to provide that any Award shall be accelerated and become exercisable, payable and/or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Document; and

(v)    to provide that any Award shall not vest, be exercised or become payable as a result of such event.

Section 11. General Provisions Applicable to Awards.

(a)    Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law unless otherwise determined by the Committee.

(b)    Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c)    Subject to the Articles, the terms of the Plan and Section 16, payments or transfers to be made by the Company upon the grant, exercise or settlement of an Award may be made in the form of cash, Shares, other Awards, other property, net settlement or any combination thereof, as determined by the Committee in its sole discretion, and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(d)    Except as may be permitted by the Committee or as specifically provided in an Award Document, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will and (ii) during a Participant’s lifetime, each Award, and each right under any Award, shall be exercisable only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. The provisions of this Section 11(d) shall not apply to any Award that has been fully exercised or settled, as the case may be, and shall not preclude the forfeiture of an Award, or the compulsory repurchase of Shares issued under an Award, in accordance with the terms thereof.

(e)    All certificates for Shares and/or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(f)    Without limiting the generality of Section 11(g), the Committee may impose restrictions on any Award with respect to noncompetition, confidentiality and other restrictive covenants, or requirements to comply with minimum share ownership requirements, as it deems necessary or appropriate in its sole discretion.

(g)    The Committee may specify in an Award Document that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, compulsory repurchase or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include a Termination of Service with or without Cause (and, in the case of any Cause that is resulting from an indictment or other non-final determination, the Committee may provide for such Award to be held in escrow or abeyance until a final resolution of the matters related to such event occurs, at which time the Award shall either be reduced, cancelled, forfeited or compulsorily repurchased for par value (as provided in such Award Document) or remain in effect, depending on the outcome), violation of material policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

(h)    Rights, payments and benefits under any Award shall be subject to repayment to or recoupment (“clawback”) by the Company in accordance with such policies and procedures as the Committee or Board may adopt from time to time, including policies and procedures to implement applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

Section 12. Amendments and Termination.

(a)    Except to the extent prohibited by applicable law and unless otherwise expressly provided in the Articles, an Award Document or in the Plan, the Board or the Committee may, at its sole discretion, amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval, if such approval is required by the Articles, applicable law or the rules of the stock market or exchange, if any, on which the Shares are principally quoted or traded and (ii) the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or to impose any recoupment provisions on any Awards in accordance with Section 11(h). Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local laws, rules and regulations. Any amendment to the Plan pursuant to this Section 12(a) shall be formalized in writing and a copy of the amended Plan shall be delivered to the Participant for mere acknowledgement purposes.

(b)    The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or beneficiary of an Award; provided, however, that, subject to Section 4(c) and Section 10(b), no such action shall materially adversely affect the rights of any affected Participant or holder or beneficiary under any Award theretofore granted under the Plan, except to the extent any such action is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or to impose any recoupment provisions on any Awards in accordance with Section 11(h).

(c)    Except as provided in Section 8(b), the Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including the events described in Section 4(c)) affecting the Company, or the financial statements of the Company, or of changes in applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d)    The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

Section 13. Miscellaneous.

(a)    No employee, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

(b)    The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Document or in any other agreement binding the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Award Document.

(c)    Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d)    The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other Awards, other property, net settlement or any combination thereof) of applicable withholding taxes, social security taxes and any other taxes that are or will be due in respect of an Award, its exercise or settlement or any payment or transfer under such Award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or Shares by the Participant) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(e)    If any provision of the Plan or any Award Document is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Document, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award Document shall remain in full force and effect.

(f)    Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(g)    No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(h)    Awards may be granted to Participants who are employed or providing services from different jurisdictions, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in different jurisdiction as may in the judgment of the Committee, be necessary or desirable to recognize differences in local law, tax policy or custom. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.

Section 14. Effective Date of the Plan. The Plan is effective as of November ___, 2022

Section 15. Term of the Plan. No Award shall be granted under the Plan after the earliest to occur of (i) the five (5)-year anniversary of the Effective Date; provided that to the extent permitted by the listing rules of any stock exchanges on which the Company is listed, such five (5)-year term may be extended indefinitely so long as the maximum number of Shares available for issuance under the Plan have not been issued, (ii) the maximum number of Shares available for issuance under the Plan have been issued or (iii) the Board terminates the Plan in accordance with Section 12(a). However, unless otherwise expressly provided in the Plan or in an applicable Award Document, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

Section 16. Section 409A and Section 457A of the Code. With respect to Awards subject to Section 409A or Section 457A of the Code, the Plan is intended to comply with the requirements of Section 409A and Section 457A of the Code, and the provisions of the Plan and any Award Document shall be interpreted in a manner that satisfies the requirements of Section 409A and Section 457A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. If an amount payable under an Award as a result of the Participant’s Termination of Service (other than due to death) occurring while the Participant is a “specified employee” under Section 409A of the Code constitutes a deferral of compensation subject to Section 409A of the Code, then payment of such amount shall not occur until six months and one day after the date of the Participant’s Termination of Service, except as permitted under Section 409A of the Code. If the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Participant’s right to the dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Document is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A or Section 457A of the Code.

Section 17. Data Protection. By participating in the Plan, the Participant consents to the holding and processing of personal information provided by the Participant to the Company or any Affiliate, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

(i)    administering and maintaining Participant records;

(ii)    providing information to the Company, Affiliates, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

(iii)    providing information to future purchasers or merger partners of the Company or any Affiliate, or the business in which the Participant works; and

(iv)    transferring information about the Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.

Section 18. Governing Law and Dispute Resolution. The Plan and each Award Document shall be governed by the laws of the Cayman Islands. The Company, its Affiliates and each Participant (by acceptance of an Award) irrevocably submit, in respect of any suit, action or proceeding related to the implementation or enforcement of the Plan, to the exclusive jurisdiction of the competent courts in the Cayman Islands.

Section 19. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

(a)    “Affiliate” means (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company, directly or indirectly, has a significant equity interest, in each case as determined by the Committee and (iii) any other entity which the Committee determines should be treated as an “Affiliate.”

“Articles” means the Company's memorandum and articles of association, as amended from time to time.

(b)    “Award” means any Option, SAR, Restricted Stock, RSU, Performance Award or Other Stock-Based Award granted under the Plan.

(c)    “Award Document” means any agreement, contract or other instrument or document, which may be in electronic format, evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

(d)    “Board” means the board of directors of the Company.

(e)    “Cause” means the termination of the existing legal relationship between the Participant and the Company or any Affiliate resulting from the following events: (i) with cause in the events provided for in the applicable law with respect to the domicile of the Participant, including but not limited to the Brazilian Consolidation of Labor Laws (Consolidação das Leis do Trabalho - CLT), and (ii) (a) court decision of a criminal conviction; (b) dishonest, fraudulent, or improper acts performed by the Participant against the Company or any Affiliate; (c) any willful or negligent act or omission by the Participant that results in damages to the business, image or financial condition of the Company or any Affiliate; (d) material breach by the Participant of the agreement governing the labor or statutory relationship between the Participant and the Company or any Affiliate; (e) breach of Company’s (or any Affiliate’s) incorporation charts, such as articles of association and bylaws; (f) sexual, moral or any kind of harassment; (g) material breach of Company or any Affiliate’s codes and policies; and (h) breach of fiduciary duties provided for in the applicable law.

(f)    “Change in Control” means the occurrence of any one or more of the following events:

(i)    a direct or indirect change in ownership or control of the Company effected through one transaction or a series of related transactions within a twelve (12)-month period, whereby any Person other than the Company, directly or indirectly acquires or maintains beneficial ownership of securities of the Company constituting more than 50% of the total combined voting power of the Company’s equity securities outstanding immediately after such acquisition;

(ii)    at any time during a period of twelve (12) consecutive months, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority of members of the Board; provided, however, that any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, shall be considered as though such individual were a member of the Board at the beginning of the period, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)    the consummation of a merger or consolidation of the Company or any of its Subsidiaries with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least 50% of the combined voting power and total fair market value of the securities of the Company or such surviving entity or parent outstanding immediately after such merger or consolidation; or

(iv)    the consummation of any sale, lease, exchange or other transfer to any Person (other than an Affiliate of the Company), in one transaction or a series of related transactions within a 12-month period, of all or substantially all of the assets of the Company and its Subsidiaries.

Notwithstanding the foregoing or any provision of any Award Document to the contrary, for any Award to which Section 16 applies that provides for accelerated distribution on a Change in Control of amounts that constitute “deferred compensation” (as defined in Section 409A of the Code), if the event that constitutes such Change in Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A of the Code), such amount shall not be distributed on such Change in Control but instead shall vest as of the date of such Change in Control and shall be paid on the scheduled payment date specified in the applicable Award Document, except to the extent that earlier distribution would not result in the Participant who holds such Award incurring any additional tax, penalty, interest or other expense under Section 409A of the Code.

(g)    “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

(h)    “Committee” means the committee created and appointed by the Board for the administration and implementation of the Plan and the Appointed Director, when applicable.

(i)    “Control” means (i) the power to elect, directly or indirectly, the majority of the Board members and to determine and conduct the business of the relevant entity, either solely or jointly with other entities under common Control or governed by a shareholders' agreement or similar voting agreement, or (ii) the direct or indirect ownership of the majority of the voting capital of the relevant entity, either solely or jointly with other entities under common Control or governed by a shareholders' agreement or similar voting agreement. Terms derived from Control, such as “Controlled”, “Controlling” and “under common Control” will have analogous meaning to Control.

(j)     “Fair Market Value” means (i) with respect to a Share, the closing price of a Share on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal stock market or exchange on which the Shares are quoted or traded, and (ii) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(k)    “Non-Employee Director” means a member of the Board who is not an employee of the Company or an Affiliate.

(l)    “Option” means an option representing the right to acquire Shares from the Company, granted in accordance with the provisions of Section 5.

(m)    “Other Stock-Based Award” means an Award granted in accordance with the provisions of Section 9.

(n)    “Participant” means the recipient of an Award granted under the Plan.

(o)    “Performance Award” means an Award granted in accordance with the provisions of Section 8, including, without limitation Performance Shares.

(p)    “Performance Period” means the period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are measured.

(q)    “Performance Shares” means a Performance Award of Shares that vest in accordance with certain performance metrics.

(r)    “Permanent Disability” means permanent incapacity or permanent disability which substantially prevents a Participant from fulfilling his/her duties for the Company or the Affiliate, as applicable, on a permanent basis, as so declared under the applicable law to the Participant.

(s)    “Person” means a natural person or a partnership, company, association, cooperative, mutual insurance society, foundation or any other body which operates externally as an independent unit or organization.

(t)    “Replacement Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or business acquired by the Company or with which the Company, directly or indirectly, combines.

(u)    “Restricted Stock” means any Share granted in accordance with the relevant provisions of Section 7.

(v)    “RSU” means a contractual right granted in accordance with the relevant provisions of Section 7 that is denominated in Shares. Each RSU represents a right to receive the value of one Share. Awards of RSUs may include the right to receive dividend equivalents.

(w)    “SAR” means any right granted in accordance with the provisions of Section 6 to receive upon exercise by a Participant or settlement the excess of (i) the Fair Market Value of one Share on the date of exercise or settlement over (ii) the exercise price of the right on the date of grant, or if granted in connection with an Option, on the date of grant of the Option.

(x)    “Shares” means common shares of the Company.

(y)    “Termination of Service” means:

(i)    in the case of a Participant who is an employee of the Company or an Affiliate, cessation of the employment relationship such that the Participant is no longer an employee of the Company or an Affiliate;

(ii)    in the case of a Participant who is a Non-Employee Director or Non-Employee Officer, the date that the Participant ceases to be a member of the Board or to be an Officer for any reason; or

(iii)    in the case of a Participant who is a consultant or other individual service provider, the effective date of the cessation of the performance of services for the Company or any Subsidiary;

provided, however, that in the case of an employee, the transfer of employment from the Company to an Affiliate, from an Affiliate to the Company, from one Affiliate to another Affiliate or, unless the Committee determines otherwise, the cessation of employee status but the continuation of the performance of services for the Company or an Affiliate as a member of the Board or a consultant or other advisor shall not be deemed a cessation of service that would constitute a Termination of Service; and provided further, that a Termination of Service will be deemed to occur for a Participant employed by an Affiliate when an Affiliate ceases to be an Affiliate, unless such Participant’s employment continues with the Company or another Affiliate.

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